Exhibit 99.1
NEWS RELEASE

CONTACT:	Louise Grant, Communications, 615-263-3106, louise.grant@cca.com Karin Demler, Investor Relations, 615-263-3005, karin.demler@cca.com
CCA Announces Hiring of Harley G. Lappin as Chief Corrections Officer
Former Bureau of Prisons Director Replaces Retiring Executive
NASHVILLE, Tenn., June 1, 2011 — CCA (Corrections Corporation of America) (NYSE: CXW), America’s leader in partnership corrections, announced that effective June 1, 2011, Harley G. Lappin, 55, shall serve as Executive Vice President and Chief Corrections Officer (CCO). In this role, Mr. Lappin will be responsible for the oversight of facility operations, health services, inmate rehabilitation programs, purchasing and TransCor, the Company’s wholly-owned transportation subsidiary. He succeeds Richard P. Seiter, who announced his decision to step down as CCO earlier this year, effective May 31, 2011.
Mr. Lappin, as a career correctional administrator, previously served as the Director, Federal Bureau of Prisons (BOP) — the nation’s largest correctional system, a position he held since 2003, prior to retirement in May 2011. He served in a variety of roles with the Bureau of Prisons for more than 25 years, beginning in 1985, including Regional Director, Warden of the United States Penitentiary in Indiana, and Warden of the Federal Correctional Institution in North Carolina, among other positions. As Director of the BOP, Lappin had oversight and management responsibility for 116 federal prisons, 14 large, private contract facilities and more than 250 contracts for community correction facilities, in total comprising more than 215,000 inmates managed by 38,000 employees, with a $6.4 billion budget.
“Harley Lappin brings a breadth and depth of correctional expertise and leadership skills to our organization, and we believe his experience will help CCA continue to enhance the important role we play in America’s correctional systems,” said Damon Hininger, President and CEO. “We are keenly interested in hiring the most qualified leadership team from around the country and developing talent within our own organization. Mr. Lappin’s commitment to correctional excellence fits well into our own model of business.”
Speaking of his new career with CCA, Mr. Lappin stated, “I look forward to continuing my career in corrections with a reputable organization like CCA. The company has an outstanding track record of working well with its government partners as they strive to set the highest standards in the administration of a correctional system.”

Having earned a masters degree in criminal justice from Kent State University and an undergraduate degree from Indiana University, Mr. Lappin serves in leadership roles for numerous professional organizations. He is chair of the Standards Committee of the American Correctional Association (ACA), and is a former board member of both the National Institute of Corrections and the Federal Prison Industry Board, and former chair of the Prison Industry Committee of the American State Correctional Administrators Association. Mr. Lappin was honored in 2010 by the ACA with the E.R. Cass Award for Correctional Achievement, the highest honor bestowed by that organization. He has received numerous other awards, including the Associate Warden of the Year award for the Bureau’s South Central Region (1992); the Bureau’s Excellence in Prison Management award (2000); the Attorney General’s Award for Excellence in Management (2001); and the Presidential Rank Award of Meritorious Executive (2004).
About CCA
CCA is the nation’s largest provider of partnership corrections to federal, state and local government, operating 66 facilities, including 45 company-owned facilities, with approximately 90,000 beds, in 19 states and the District of Columbia. In addition to providing the residential services for inmates, CCA facilities offer rehabilitation and educational programs, including education, vocation, religious services, life skills and employment training and substance abuse treatment. For more, visit www.cca.com.
CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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